Exhibit 99.1

Filed by Perry Ellis International pursuant to Rule 425

under the Securities Act of 1933, as amended, and

deemed filed under Rule 14a-12 under the Securities

Exchange Act of 1934, as amended.

Subject Company: Salant Corporation

Commission File No.: 001-06666

PERRY ELLIS INTERNATIONAL, INC. REPORTS STRONG

FOURTH QUARTER and FY 2003 EPS RESULTS

Revenues for fiscal 2003 increase 10% while profits are up 64%

Statement of Operations (Fourth Quarter and FY)/Balance Sheet Attached

Miami, Florida—March 10, 2003–Perry Ellis International, Inc. (Nasdaq: PERY) today reported results for the fourth quarter and fiscal year ended January 31, 2003. For the quarter, the Company reported net income of $2.8 million, or $0.41 per fully diluted share compared to a net income of $954,000 or $0.15 per fully diluted share earned during the fourth quarter last year. For fiscal 2003, the Company reported net income of $10.8 million or $1.65 per fully diluted share, a 64% increase over the fiscal 2002 net income of $6.6 million or per fully diluted share of $1.01.

Net sales for the fourth quarter, driven by strong shipments from the Company’s Jantzen swimwear business, increased 51.3% to $79.0 million, compared to $52.2 million in the year-ago period. Net sales for the full year grew 10.2% to $277.0 million versus $251.3 million last year. In addition to its initial significant shipments of the Jantzen products during the fourth quarter, the Company indicated that it had received a good sell though at retail across entire portfolio of brands. Moreover, sales of men’s non-swimwear apparel remained at consistent levels despite a difficult retail environment.

Royalty income for the fourth quarter was $7.6 million, an increase of 2.7% as compared to the year-ago level of $7.4 million. For the full year, royalty income increased 7.9% to $28.8 million from $26.7 million in fiscal 2002 resulting from the strong results of certain Perry Ellis licensees and the addition of royalty income generated from the Jantzen brands. The Company noted that the quality of its licensing stream had increased due to the strength of its licensing partners.

Operating income for the fourth quarter increased 79.2% to $8.6 million from $4.8 million in the year ago quarter. For the full year, operating income increased 37.5% to $33.4 million versus $24.3 million in fiscal 2002.

“Fiscal 2003 was a landmark year in our company’s history. It is hallmarked by the continued strengthening of the Perry Ellis brand, our integration and execution of the Jantzen business, and the agreement to acquire Salant Corporation to solidify our operating platform. We are pleased with the fourth quarter results. More importantly, we believe we will see our momentum continuing into the new year, despite a challenging market,” said George Feldenkreis, Chairman and CEO, Perry Ellis International. “Not only have we grown due primarily to the Jantzen acquisition during the past year, but we have significantly improved our balance sheet. We remain focused on building our company and are convinced that the industry will come to be increasingly consolidated. We believe our strategy of being a highly diversified company with a strong mix of brands and distribution is very advantageous. We are looking forward to capitalizing on the opportunities for growth this will provide as well as to creating synergies in our organization.”

Perry Ellis International said that although the economic and geo-political outlook for 2003 remains uncertain, it continues to believe that earnings for the fiscal year ended January 31, 2004 will be approximately $2.60 per fully diluted share including an expected contribution from the consolidation of second half results for Salant Corporation. In the first quarter the company expects net sales to range from approximately $90 to $100 million and earnings per fully diluted share in the range of approximately $0.85 to $0.90.

“We continue to execute well on our core business, the introduction of the Jantzen product line and implementation of our strategic plan. We were pleased to both meet our short-term profitability target and position for additional growth, especially given the highly challenging retail environment,” said Oscar Feldenkreis, President and Chief Operating Officer. “The feedback on our product lines from the recently concluded M.A.G.I.C. trade show and market week activity was very encouraging. Our core backlog is increasing at a good pace and we are confidant that, based on current sell-through reports, the Spring selling season will hold continued strong results for us.”

The Company will hold a conference call tomorrow at 11:00 am ET to discuss fourth quarter and fiscal 2003 results. A Web cast of the call is accessible online at http:/www.perrellis.com/corporate under our Financial Section of Website where it will be available for 30 days.

About Perry Ellis International

Perry Ellis International markets products in over 40 different categories under the Perry Ellis®, Perry Ellis Portfolio® and Perry Ellis America® trademarks. Perry Ellis products are available in the United States and in more than 26 countries with worldwide retail sales of over $1.5 billion. Supreme International, a division of Perry Ellis, markets and distributes products, both domestically and internationally bearing the trademarks it owns including Munsingwear®, John Henry®, Manhattan®, and Cubavera®, and trademarks for which it has a license, including the PING® Collection and NAUTICA® trademarks. Jantzen, a division of Perry Ellis, markets and distributes products bearing the trademarks it owns including the Jantzen® and Southpoint® and trademarks for which it has a license, including the Nike® and Tommy Hilfiger® trademarks.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is important to note that the actual results of Perry Ellis could differ materially from those expressed or indicated in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to general economic conditions, a decrease in business from or loss of an important customer, changes in fashion trends, risks relating to the retail industry, use of contract manufacturing and foreign sourcing, integration of acquisitions, import restrictions, competition, seasonality and other factors. Other risks and uncertainties are detailed in the Perry Ellis’ filings with the Securities and Exchange Commission, including Perry Ellis’ annual report on Form 10-K filed for the year ended January 31, 2002 and the 10-Q’s for the 2003 fiscal year. Any forward-looking statements speak only as of the date hereof and Perry Ellis disclaims any intent or obligation to update such statement.

Additional Information

Perry Ellis International, Inc. (“Perry Ellis”) will file a Registration Statement on SEC Form S-4 and Perry Ellis will file a Joint Proxy Statement/Prospectus with the SEC in connection with its merger with Salant Corporation, and Perry Ellis will mail to its shareholders a Joint Proxy Statement/Prospectus containing information about the merger and the two companies. Investors and shareholders are urged to read the registration statement and the Joint Proxy Statement/Prospectus carefully when they become available. The registration statement and the Joint Proxy Statement/Prospectus will contain important information about each of Perry Ellis and Salant, the merger, the persons who will be soliciting proxies relating to the merger, their interests in the merger and related matters and information. Investors and shareholders will be able to obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov or at one of the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms. Free copies of these documents may also be obtained by contacting each of the companies’ Investor relations Departments, as follows:

For Perry Ellis: Rosemary Trudeau (305) 418-1294

e-mail: Rosemary.Trudeau@perryellis.com

Perry Ellis and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Perry Ellis with respect to the transactions contemplated by the merger agreement. The Joint Proxy Statement/Prospectus will contain important information about the persons soliciting the proxies relating to the merger and their interests in such transaction. Information regarding Perry Ellis’ officers and directors is included in Perry Ellis’ definitive proxy statement on Schedule 14A filed by Perry Ellis with the SEC on May 7, 2002 for its 2002 Annual Meeting of Shareholders. Free copies of this document also may be obtained from the SEC’s website or from Perry Ellis’ Investor Relations Departments, as described

PERRY ELLIS INTERNATIONAL, INC.

UNADITED CONSOLIDATED STATEMENTS OF INCOME

( IN 000’S, EXCEPT PER SHARE INFORMATION )

	Three Month Ended January 31		Twelve Months Ended Janaury 31
	2003	2002	2003	2002
Net sales	$78,978	$52,178	$277,028	$251,310
Royalty income	7,574	7,355	28,813	26,681

Total revenue	86,552	59,533	305,841	277,991
Cost of sales	58,487	38,336	205,001	191,601

Gross profit	28,065	21,197	100,840	86,390

SG&A expenses	18,145	14,693	63,850	55,447
Depreciation & amortization	1,327	1,736	3,583	6,662

Total operating expenses	19,472	16,429	67,433	62,109

Operating income	8,593	4,768	33,407	24,281
Interest expense	3,989	2,963	15,795	13,550

Income Before Minority	4,604	1,805	17,611	10,731
Interest and Income Taxes
Minority Interest			(89)	(83)
Share of income (loss) from unconsolidated subsidiary		(168)
Income tax provision	1,820	683	6,726	4,040

Net Income	$2,784	$954	$10,796	$6,608

Impact of FAS 142 adoption:
Reported net income	$2,784	$954	$10,796	$6,608
intagible amortization		648		2,588
Adjusted net income	$2,784	$1,602	$10,796	$9,196
Earnings per share:
Basic	$0.43	$0.15	$1.69	$1.01
Intangible amortization		0.10		0.40
Adjusted basic	$0.43	$0.25	$1.69	$1.41
earnings per share
Diluted	$0.41	$0.15	$1.65	$1.01
intangible amortization		0.10		0.40
Adjusted diluted	$0.41	$0.25	$1.65	$1.41
earnings per share
Weighted average
outstanding shares:
Basic	6,420,824	6,319,523	6,387,459	6,516,807
Diluted	6,755,898	6,341,258	6,550,126	6,534,749

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	January 31 2003	January 31 2002
ASSETS
Current Assets:
Cash and cash equivalents	$4,683,177	$1,303,978
Accounts receivable, net	79,489,739	50,370,245
Inventories	51,306,474	45,409,047
Deferred income taxes	2,957,765	2,384,316
Prepaid income taxes	3,361,650
Other current assets	4,104,767	1,886,163

Total current assets	145,903,572	101,353,749
Property and equipment, net	31,048,876	10,897,334
Intangible assets, net	142,186,062	117,938,894
Other	12,098,835	3,870,703

TOTAL	331,237,345	234,060,680

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,820,168	$5,966,368
Accrued expenses	5,058,748	3,259,602
Income taxes payable		1,381,551
Accrued interest payable	4,674,929	3,808,997
Current Portion Senior Credit Agreement		21,756,094
Unearned Revenues	1,994,554	1,838,929
Other current liabilities	1,457,422	2,410,583

Total current liabilities	26,005,821	40,422,124

Senior subordinated notes payable, net	99,180,580	99,071,515
Senior secured notes	60,729,796
Deferred income taxes	10,694,595	6,749,832
Senior credit facility	22,922,287
Real estate mortgage	11,600,000
Total long-term liabilities	205,127,258	105,821,347

Total Liabilities	231,133,079	146,243,471

Minority Interest	702,480	613,671
Stockholders’ Equity:
Preferred stock $.10 par value; 1,000,000 shares authorized; no shares issued or outstanding Class A Common Stock $.01 par value; 30,000,000 shares authorized; no shares issued or outstanding Common stock $.01 par value; 30,000,000 shares issued and outstanding as of October 31, 2002 and 6,337,440 shares issued and 6,286,740 shares outstanding as of January 31, 2002	64,257	63,374
Additional paid-in-capital	27,198,094	26,286,040
Retained earnings	72,182,529	61,386,244
Accumulated other comprehensive loss	(43,094)	(121,753)
Total	99,401,786	87,613,905
Common stock in treasury at cost; 50,700 shares as of January 31, 2002		(410,367)
Total stockholders’ equity	99,401,786	87,203,538
TOTAL	$331,237,345	$234,060,680